EXHIBIT 99.1

IZEA Reports Q2 Bookings of $5.9 Million, Up 63% YoY

Orlando, FL (July 1, 2019) - IZEA Worldwide, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported total bookings of $5.9 million for the second quarter of 2019, a 63% increase compared to $3.6 million in the same quarter of the prior year.

Q2 2019 Bookings Summary Compared to Q2 2018

•	SaaS Licensing bookings increased 920% to $455,000, compared to $45,000.

•	SaaS Marketplace bookings increased 3187% to $2.2 million, compared to $70,000.

•	Managed Services bookings decreased 3% to $2.6 million, compared to $2.7 million.

•	Legacy Workflow bookings decreased 23% to $605,000, compared to $785,000.

Total bookings are a measure of all sales orders, plus platform spend by self-service customers, minus any known or expected cancellations or refunds with respect to such sales orders or refunds. Management uses bookings to inform expectations of total sales activity. Subsequent revenue recognition and effective margins vary by revenue stream, and bookings are not always an indicator of revenue for the quarter and could be subject to future adjustment.

"Our investment in software growth is evident in our Q2 numbers. We saw a significant increase in both marketplace spend and SaaS licensing in the quarter," said Ted Murphy, IZEA’s Chairman and CEO. "More importantly, we signed a number of marquee software clients in Q2 that are beginning to ramp their marketplace spend heading into the back half of the year."

"Managed services bookings were essentially flat year over year, but with an average of 35% less managed services sales personnel compared to Q2 last year. We are getting significantly more average bookings per sales person in managed services which should benefit us as we begin to ramp the size of that team back up."

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. ("IZEA") operates online platforms that connect marketers with content creators. IZEA platforms automate influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations of sales activity, revenue and margins based on bookings, especially SaaS licensing bookings, the financial impact of investments in our software business, and continuation of new IZEAx customers and their effect on future sales.

Forward-looking statements involve inherent risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com